UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 23, 2005

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

202 South Wheeler Street

Plant City, FL 33563

(Address of principal executive offices and zip code)

(Registrant’s telephone number, including area code) (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

On March 23, 2005, UTEK Corporation entered into an agreement with a placement agent relating to the sale of up to 1,224,610 shares of its common stock. Pursuant to the agreement, the placement agent has agreed to use its reasonable efforts to sell, and has conditionally sold, all such shares of common stock at a price of $11.59 per share to certain eligible investors located outside the United States. UTEK will pay the placement agent fees of approximately $801,800 in connection with the offering. It is anticipated that UTEK will receive approximately $12.6 million of net proceeds from the offering.

The closing of the offering is contingent upon, among other things, the listing of UTEK’s common stock for trading on the AIM Market of the London Stock Exchange. UTEK expects to receive notification of the acceptance of the listing of its shares of common stock on the AIM Market on or about April 11, 2005.

Subject to certain limits imposed on UTEK under the Investment Company Act of 1940, UTEK intends to use the net proceeds from this offering to expand its business in the United States, the United Kingdom and Europe.

The offering is being conducted pursuant to the requirements of Regulation S under the Securities Act of 1933. Among other things, each investor purchasing shares of UTEK’s common stock in the offering has represented that he, she or it is not a “U.S. person” as defined in Rule 902 of Regulation S. In addition, neither UTEK nor the placement agent has conducted any selling effort directed at the United States in connection with the offering. All shares of common stock to be issued in the offering will be endorsed with a restrictive legend indicating that the shares are being issued pursuant to Regulation S under the Securities Act and will be deemed to be “restricted securities” under Rule 144 of the Securities Act. As a result, the purchasers of such shares will not be able to resell the shares without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. Such shares of common stock may generally be publicly resold pursuant to Rule 144 under the Securities Act one year after the date of the issuance of the shares and upon the satisfaction of certain other conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2005	UTEK CORPORATION

/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer